EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. announces year-end results.

JACKSONVILLE BEACH, FLORIDA, February 3, 2006

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces year-end results.

Atlantic BancGroup, Inc. posted net income of $1,478,000 for the twelve months ending December 31, 2005 as compared with $1,166,000 for the same period in 2004, an increase of $312,000 or 26.8%. Fully diluted earnings per share for the twelve months of 2005 totaled $1.18 as compared with $0.93 for the same period of 2004, an increase of 26.9%.

Atlantic BancGroup, Inc. posted net income of $442,000 for the fourth quarter of 2005, or $0.35 per fully diluted share, an increase of $162,000 or 57.9% earned over the same period of 2004. Fully diluted earnings per share increased to $.35 per share for the fourth quarter of 2005 compared to $.22 per share for the same period of 2004.

Consolidated total assets at December 31, 2005, reached $213.9 million, an increase of 16.0% over the period end December 31, 2004. Consolidated deposits and consolidated net loans grew 15.1% and 17.7%, respectively, over the same period, with consolidated deposits at $168.5 million and consolidated net loans at $151.3 million at December 31, 2005.

Atlantic BancGroup, Inc. is a publicly-traded bank holding company, trading on the NASDAQ Small Cap market, symbol ATBC.